UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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WW INTERNATIONAL, INC.

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WW INTERNATIONAL, INC.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

Corporate Website: corporate.ww.com

SUPPLEMENT TO PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 6, 2020

Dear WW Shareholder,

We thank you for your continued support of WW International, Inc. (“WW” or the “Company”). We are providing you this letter in connection with our Proxy Statement for our 2020 annual meeting of shareholders to be held on May 6, 2020 (the “Annual Meeting”). The purpose of this letter is to provide additional information in response to concerns raised by a proxy advisor regarding Proposal 3 (Approval of the Option Agreement with Ms. Oprah Winfrey) that has been put forward for your vote at our upcoming Annual Meeting. Specifically, the proxy advisor has expressed concerns that the Proxy Statement does not adequately address the Company’s Board of Directors’ (the “Board”) view as to how the relationship with Oprah Winfrey has enhanced shareholder value and how its extension will promote future long-term shareholder value creation. In authorizing the Option Agreement, the Board considered Ms. Winfrey’s many contributions to the Company’s success and her expected contributions in the future. The Board, including for the reasons stated below, recommends that you vote “FOR” the Proposal and we ask you to consider it carefully and vote in support.

We believe brand awareness is critical to our success and the creation of long-term value for our shareholders. In this regard, Ms. Winfrey’s strategic collaboration has been instrumental. Since the beginning of our collaboration in October 2015, we believe our partnership with Ms. Winfrey has greatly accelerated the transformation of our business and our brand, enabling us to deliver greater value to our shareholders. She is a passionate member and a strong strategic voice for the Company. We believe her collaboration has further elevated our brand and created stronger engagement with our members. She has also provided strategic counsel throughout WW’s transformation to become a global wellness company powered by the world’s leading commercial weight management program. In addition, since the start of our collaboration in 2015, Ms. Winfrey has appeared in ten of WW’s U.S. TV marketing campaigns, and is planning to appear in the upcoming Spring 2020 campaign.

In addition to appearing in the Company’s advertising, Ms. Winfrey has participated in many member-facing activities and member-recruitment promotions, including a contest which included Ms. Winfrey hosting the winning WW member participants in her home. Other such activities included: #WWWednesdays, a video series of conversations between Ms. Winfrey and WW members shared on social media; and Connecting with Oprah, a video channel on Connect, WW’s members-only social media platform in the WW app, sharing video messages from Ms. Winfrey and other inspiring content with members.

From January 4 to March 7, 2020, Ms. Winfrey headlined the WW Presents: Oprah’s 2020 Vision — Your Life in Focus tour. The nine city U.S. tour was attended by more than 130,000 people and raised WW’s visibility and brand awareness, generating over 88 billion media impressions and over 3,600 pieces of media coverage across online, print, and broadcast. This exposure continued to build our brand awareness and is crucial to our mission and how we deliver value to our shareholders. In addition, over $1 million of tour proceeds benefited WW Good, our philanthropic arm that helps bring fresh, healthy food to underserved communities in each of these local markets.

Ms. Winfrey’s global presence and visibility, her strategic counsel, and her active involvement with the brand have proved to be invaluable, and with the extension of the strategic collaboration agreement we would expect her to remain an important contributor to our long-term success. Looking ahead, Ms. Winfrey will be featured in the Company’s U.S. television campaign this spring and we anticipate that she will continue to appear in advertising into the extension of the Strategic Collaboration Agreement if the Proposal is approved. We are also announcing that WW and Ms. Winfrey intend to produce new, virtual events this spring to inspire people to live their healthiest and most well lives. In the coming weeks, WW and Ms. Winfrey will announce details of our launch of a free, global, virtual experience that will leverage Ms. Winfrey’s powerful role with WW to increase awareness of our brand, drive new recruitment and accelerate our mission. We also anticipate that Ms. Winfrey will continue to generate unmatched favorable PR for the Company during the extension of the Strategic Collaboration Agreement if the Proposal is approved.

We believe that Ms. Winfrey’s collaboration with WW has been integral to WW’s strategic transformation, as evidenced by a record high 5 million end of period subscribers as of the end of the first quarter of fiscal 2020. At the end of fiscal 2015, the Company’s number of end of period subscribers was 2.4 million. The Company has grown its number of end of period subscribers each year beginning in fiscal 2016 through fiscal 2019. It ended fiscal 2019 with 4.2 million end of period subscribers. The Company’s revenue, operating income, net income, and earnings per fully diluted share grew from $1.2 billion, $168.1 million, $32.9 million, and $0.56, respectively, in fiscal 2015, to $1.4 billion, $288.0 million, $119.6 million, and $1.72, respectively, in fiscal 2019.

It should be noted that the option granted pursuant to the Option Agreement which is the subject of the Proposal has a strike price of $38.84 per share, which represents the greater of (a) the closing price per share of the Company’s common stock on The Nasdaq Stock Market LLC (“Nasdaq”) on December 13, 2019 and (b) the average closing price of a share of the Company’s common stock on Nasdaq for the five trading day period immediately preceding and including December 13, 2019. For accounting purposes, if the Proposal is approved, the grant will be valued based in part on the per share value of the Company’s common stock at the time of such approval. The value of the grant is only realizable to the extent the share price exceeds the strike price, subject to transfer restrictions. This grant therefore strongly aligns Ms. Winfrey’s interests with the maximization of shareholder value.

The Board believes that the Strategic Collaboration Agreement has enhanced shareholder value significantly and that its extension and the related proposed Option Agreement with Ms. Winfrey will continue to promote future long-term shareholder value creation. The Board recommends that you vote “FOR” the Proposal.

Sincerely,

/s/ Mindy Grossman
Mindy Grossman
President and Chief Executive Officer

April 29, 2020

Important Notice Regarding the Availability of Proxy Materials

for the 2020 Annual Meeting of Shareholders to be held on May 6, 2020.

This Proxy Supplement, the Proxy Statement and the Annual Report to Shareholders are

available at corporate.ww.com/MNA.